Exhibit 99.1

Contacts:	Investors:	Media:
	Ben Palleiko	John Patteson
	(203) 796-3700	Kekst and Company
	(877) 736-9378	(212) 521-4800
FOR IMMEDIATE RELEASE
PENWEST REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
DANBURY, Conn., May 2, 2008 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the first quarter ended March 31, 2008.
Total revenues for the first quarter of 2008 were $739,000 compared with $842,000 for the first quarter of 2007. Revenues in both periods were generated primarily by royalties from Mylan Pharmaceuticals Inc. on its sales of Pfizer Inc.’s 30mg generic version of Procardia XL®, which were lower in the first quarter of 2008 compared to the first quarter of 2007. The decrease in royalties from Mylan was partially offset by increased revenues from Penwest’s sales of bulk TIMERx® material to Endo for use in Opana ER® as well as revenues recognized for research and development reimbursements under a collaboration involving the Company’s TIMERx technology.
The net loss for the first quarter of 2008 was $10.3 million, or $0.41 per share, compared with a net loss of $7.0 million, or $0.30 per share, for the first quarter of 2007.
Selling, general and administrative expenses were $4.3 million for the first quarter of 2008, compared with $3.7 million for the first quarter of 2007. The increase of $603,000 was primarily attributable to a $1.0 million reserve established in connection with a $1.0 million loan the Company made to Edison Pharmaceuticals Inc. in the first quarter of 2008. Under the terms of the companies’ collaboration agreement, Edison had the right to draw this loan at any time before July 2012. This charge was partially offset by lower facility-related costs incurred in the first quarter of 2008.
Research and product development expenses were $6.4 million for the first quarter of 2008, compared with $4.4 million for the first quarter of 2007. The increase was primarily due to payments to Edison for sponsored research under the terms of the collaboration agreement and expenses related to pre-clinical work conducted by Penwest on A0001, the lead candidate licensed under the Edison agreement. The increase was also attributable to increased stock-based compensation. These increased costs were partially offset by lower expenses on other early stage product candidates.
Jennifer L. Good, President and Chief Executive Officer of Penwest, said, “With 2008 now well underway, we continue to be excited about the continuing sales growth of Opana ER, as well as our plans for advancing our other drugs through tangible milestones. As we continue to execute our drug development strategy, we are aggressively managing our cash with the goal of funding our operations into the second half of 2009.”
As of March 31, 2008, Penwest had $37.9 million in cash, cash equivalents and marketable securities, compared with $23.0 million as of December 31, 2007. On March 11, 2008, the Company completed a private placement in which it sold units consisting of an aggregate of 8,140,600 shares of its common stock, together with warrants to purchase 4,070,301 shares of common stock, for net proceeds of approximately $23.1 million, after deducting the placement agent’s fees and other estimated expenses.
Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am EDT to review the Company’s financial results for the first quarter 2008, operational developments and financial outlook.
The conference call will include remarks by Ms. Good and Benjamin L. Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer. The dial-in numbers for the call are:
Domestic Telephone Number: 888-277-5064
International Telephone Number: 706-679-2324
The conference ID is: 44837658
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.
About Penwest Pharmaceuticals
Penwest is a drug development company dedicated to bringing to the marketplace innovative products that help improve the lives of patients. The Company’s goal is to identify, develop and commercialize pharmaceutical products that address unmet medical needs, primarily for disorders of the nervous system. Penwest is currently applying its drug delivery and drug development expertise to a pipeline of potential products that are in various stages of development and that it intends to commercialize independently or through third party alliances.
Forward-Looking Statements
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology and prevent others from infringing it; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
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Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended
	March 31
	2008	2007
Revenues:
Royalties and licensing fees	$432	$719
Product sales	228	123
Research and development reimbursements	79	—

Total revenues	739	842
Cost of revenues:

Cost of product sales	98	110
Cost of research and development reimbursements	71	—

Total cost of revenues	169	110

Gross profit	570	732

Operating Expenses:
Selling, general and administrative	4,324	3,721
Research and product development	6,385	4,384

Total operating expenses	10,709	8,105

Loss from operations	(10,139)	(7,373)
Investment income	200	489
Interest expense	(358)	(70)

Net loss	$(10,297)	$(6,954)

Basic and diluted net loss per common share	$(0.41)	$(0.30)

Weighted average shares of common stock outstanding	25,113	23,142

Other Information

	March 31, 2008	December 31, 2007
Cash, cash equivalents and marketable securities	$37,898	$22,973